EXHIBIT 99.1

Dot VN, Inc. Signs MOU with KASATI Telecom to Test E-Band Virtual Fiber
(Wireless) Technology in Vietnam’s Mekong Delta Region

SAN DIEGO – November 18, 2009 – Dot VN, Inc. (www.DotVN.com) (OTCBB: DTVI), an innovative Internet and Telecommunications Company and the exclusive online global domain name registrar for the Country of Vietnam, announced today that it has signed a memorandum of understanding (MOU) agreement with KASATI Telecom – Informatics – Electronic Joint Stock Company (“KASATI”), a leading telecom infrastructure deployment company.

In the agreement, KASATI will deploy a 30-day field test of E-Band virtual fiber (wireless) technology, of which Dot VN is the exclusive provider/distributor for the country of Vietnam and a provider for Southeast Asia. The field test will assess the capabilities of the virtual fiber to operate over a distance of approximately 5.5 km (3.41 miles). After the test is complete, KASATI will provide a report documenting the performance of the virtual fiber.

KASATI’s 30-day test will be conducted in the Mekong Delta in the southernmost region of Vietnam. This relatively rural area of the country features numerous waterways, rendering it one of the more difficult areas in which to install traditional telecom infrastructure. Dot VN’s E-Band virtual fiber offers an efficient, cost-effective solution, which can eliminate the need to lay fiber optic cable underground or below bodies of water.

Another important benefit of Dot VN’s E-Band virtual fiber is its superior bandwidth and connectivity. By providing over 1 GB (1024 MB) per second, it greatly surpasses the bandwidth offered by older microwave technologies (2 to 311 MB per second) currently in use in Vietnam, making the E-Band virtual fiber a well-suited option as cellular phones are now demanding quicker and more powerful connectivity with the advent of 3G and 4G technologies.

“We look forward to KASATI’s testing of our E-Band virtual fiber option,” said Thomas Johnson, CEO of Dot VN, Inc. “With the completion of this test, we will have covered all three major regions of Vietnam, allowing us to definitively prove the benefits of E-Band virtual fiber as the best and most cost-effective option available on the market today for deployment throughout Southeast Asia.”

KASATI Telecom has been a leader in the installation of equipment and infrastructure for the telecommunications industry in Vietnam for over 30 years.  More information on KASATI is available at: http://www.kasati.com.vn/en/about-us/about-kasati/general-information/

Vietnam is the second fastest growing economy in the world, with a population of over 86 million people and a literacy rate over 90 percent.  The U.S.-based International Data Group (IDG) forecasts that the Vietnamese IT market’s spending will reach nearly U.S. $2.2 billion this year and over $3.5 billion in 2013 to become the IT market with the highest growth rate in Southeast Asia.

About the Company:

Dot VN, Inc. (www.DotVN.com) provides innovative Internet and Telecommunication services for Vietnam.  The Company was awarded an “exclusive long term contract” by the Vietnamese government to register .VN (Vietnam) domains and commercialize Parking Page Marketing/Online Advertising worldwide via the Internet.  Also, Dot VN has exclusive rights to distribute and commercialize Internet Data Center solutions and Broadband Wireless applications to Vietnam and Southeast Asia region.

Forward-Looking Statements:

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to Dot VN or its management, identify forward-looking statements.  These statements are based on current expectations, estimates and projections about Dot VN’s business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Dot VN’s filings with the Securities and Exchange Commission.  Factors that could materially affect these forward-looking statements and/or predictions include, among other things: (i) our limited operating history; (ii) our ability to pay down existing debt; (iii) unforeseen costs and expenses; (iv) potential litigation with our shareholders, creditors and/or former or current investors; (v) Dot VN’s ability to comply with federal, state and local government regulations in the US and foreign countries; (vi) Dot VN’s ability to maintain current agreements with the government of Vietnam and enter into additional agreements with the government of Vietnam; and (vii) other factors over which we have little or no control.  In addition, such statements could be affected by risks and uncertainties related to product demand, market and customer acceptance, competition, pricing and development difficulties, as well as general industry and market conditions and growth rates and general economic conditions.  Any forward-looking statements speak only as of the date on which they are made, and Dot VN does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.  Information on Dot VN’s website does not constitute a part of this release.

For more information, contact:

    Thomas M. Johnson, Chairman and CEO
    Dot VN, Inc.
    Phone: 858-571-2007 x14
    Email: Inquiries@DotVN.com
    Website: www.DotVN.com
    Register your .VN domains at:  www.VN

    Media Contact:
    North Shore Public Relations, Inc.
    Renae Placinski, 847-945-4505
    Renae@NorthShorePR.com
    Website: www.NorthShorePR.com

    Investor Relations Contact:
    Vista Partners
    Ross Silver, 415-738-6229
    Email:  Ross.Silver@VistaP.com
    Website: www.VistaP.com